UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 19, 2006

Embarq Corporation

(Exact name of Registrant as specified in its charter)

Delaware	001-32732	20-2923630
(State of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

5454 W. 110th Street Overland Park, Kansas		66211
(Address of principal executive offices)		(Zip Code)

(913) 323-4637

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

Base Salary of Chief Executive Officer

On July 19, 2006, the Compensation Committee (the “Committee”) of the Board of Directors of Embarq Corporation (the “Company”) approved a new annual base salary of $1,000,000 for Daniel R. Hesse, the Company’s Chairman of the Board, President and Chief Executive Officer.

Special Equity Award Agreements

On July 19, 2006, the Committee approved revised forms of Special Equity Award Agreements relating to restricted stock units originally granted by the Committee on May 21, 2006 (the “Special RSUs”). The original award agreements, forms of which were previously filed as Exhibits 10.1 and 10.2 to the Company’s Current Report on Form 8-K dated May 21, 2006, inadvertently excluded certain terms and conditions of the Special RSUs. The original forms of award agreements were not utilized and have been replaced by the Special Equity Award Agreements, forms of which are filed as Exhibits 10.1 and 10.2 hereto. The Special RSUs are subject to the terms and conditions of the Company’s 2006 Equity Incentive Plan (the “Plan”), a copy of which is filed as Exhibit 10.13 to Amendment No. 4 to the Company’s Registration Statement on Form 10 and is incorporated herein by reference.

The Special RSUs entitle the holder to receive from Embarq, at Embarq’s discretion, either one share of Embarq stock at a particular date in the future or an amount of cash equal to the market value of one share of Embarq stock on such future date. The number and class of shares required to be delivered under each RSU is subject to adjustment for certain capital events involving Embarq’s stock. In addition, each RSU gives the holder the right to receive dividend equivalents equal in value to dividends paid on Embarq common stock. As additional independent consideration for the grant of the RSUs, Embarq will receive from each RSU recipient a release of potential employment-related claims associated with the separation of Embarq from Sprint Nextel Corporation.

The Special RSUs will be settled in equal annual installments over a 3-year period beginning on the Grant Date of the Special RSUs (1/3 each year). In general, unsettled RSUs will be settled upon an RSU holder’s death, disability, or attainment of age 65 if the RSUs have been outstanding for at least one year as set forth in the forms of Special Equity Award Agreements. In addition, unsettled RSUs will be settled if the RSUs have been outstanding for at least one year, the holder was continuously employed up to the date of a “change in control”, and the holder’s involuntary termination of employment occurred within 12 months following the change in control, as set forth in the forms of Special Equity Award Agreements. Otherwise, unsettled RSUs will be forfeited and cancelled as of the RSU holder’s Termination Date as defined in the Plan. Certain employees, including Mr. Hesse and certain other executive officers, of Embarq have employment or severance agreements under which the settlement of unsettled Special RSUs following a Change in Control would accelerate if the employee resigns for “Good Reason,” as defined under the employment or severance agreement.

This summary of the terms and conditions of the Special Equity Award Agreements is qualified in its entirety by reference to the full text of the forms of Special Equity Award Agreements, which are incorporated herein by reference.

Item 5.03 Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year.

(a) Amendment to Bylaws

On July 20, 2006, the Board of Directors of the Company approved an amendment to the Company’s Amended and Restated Bylaws (the “Amended and Restated Bylaws”) effective immediately.

The amendment modified Section 2.06 (Proxies and Voting) and Section 3.02 (Vacancies) of the Bylaws by revising provisions governing the election of directors and in certain circumstances requiring incumbent directors to offer to resign from the Board of Directors. The Amended and Restated Bylaws now require that a director nominee must receive a majority of votes cast at a meeting for the uncontested election of directors (i.e., the number of “for” votes for a director must exceed the number of “withhold” votes), or, if it is a contested election (i.e., the number of

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nominees exceeds the number of directors to be elected), a director must be elected by a plurality of shares represented and entitled to vote at the meeting. If an incumbent director is not re-elected in an uncontested election and no successor has been elected at the same meeting, the director must submit to the Board of Directors an offer to resign. In this event, in general, the Nominating and Corporate Governance Committee of the Board of Directors will recommend to the Board whether to accept the resignation, and the Board will decide whether to accept the resignation within 90 days following certification of the shareholder vote. The Board’s decision and the rationale for the decision will be disclosed in a Report on Form 8-K filed with the Securities and Exchange Commission. Before the amendment, the Amended and Restated Bylaws provided for election of directors by plurality voting.

The description of the changes to the Amended and Restated Bylaws contained in this report are qualified in their entirety by reference to the full text of the Amended and Restated Bylaws, as amended July 20, 2006, a copy of which is attached hereto as Exhibit 3.1 and incorporated herein by reference.

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Item 9.01. Financial Statements and Exhibits.

(d)	Exhibits

Exhibit No.	Description
3.1	Amended and Restated Bylaws, as amended

10.1	Form of Special Equity Award Agreement for Individuals with Employment or Severance Agreements

10.2	Form of Special Equity Award Agreement for Individuals without Employment or Severance Agreements

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SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, Embarq has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

Embarq Corporation

Date: July 25, 2006	By:	/S/ Claudia S. Toussaint
Claudia S. Toussaint Vice President and Corporate Secretary

EXHIBIT INDEX

Exhibit No.	Description
3.1	Amended and Restated Bylaws, as amended

10.1	Form of Special Equity Award Agreement for Individuals with Employment or Severance Agreements

10.2	Form of Special Equity Award Agreement for Individuals without Employment or Severance Agreements